Exhibit 99.1

NEWS RELEASE October 16, 2024

Contacts: Dan Schlanger, CFO
Kris Hinson, VP Corp Finance & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle Inc.
713-570-3050

CROWN CASTLE REPORTS THIRD QUARTER 2024 RESULTS
October 16, 2024 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle") today reported results for the third quarter ended September 30, 2024 and maintained its full year 2024 Outlook with the exception of a reduction to net income.

(dollars in millions, except per share amounts)	Current Full Year 2024 Outlook(a)	Full Year 2023 Actual	% Change	Previous Full Year 2024 Outlook(b)	Current Compared to Previous Outlook

Site rental revenues	$6,340	$6,532	(3)%	$6,340	—%
Net income (loss)	$1,020	$1,502	(32)%	$1,158	(12)%
Net income (loss) per share—diluted	$2.35	$3.46	(32)%	$2.67	(12)%
Adjusted EBITDA(c)	$4,168	$4,415	(6)%	$4,168	—%
AFFO(c)	$3,030	$3,277	(8)%	$3,030	—%
AFFO per share(c)	$6.97	$7.55	(8)%	$6.97	—%
(a)Reflects midpoint of full year 2024 Outlook as issued on October 16, 2024.
(b)Reflects midpoint of full year 2024 Outlook as issued on July 17, 2024.
(c)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.

“In the third quarter, we achieved solid operating and financial performance across our businesses and reaffirmed our full year 2024 Outlook for Adjusted EBITDA and AFFO,” stated Steven Moskowitz, Chief Executive Officer of Crown Castle. “Looking ahead, we continue to be optimistic about the long-term value creation opportunities in our tower, small cell, and fiber solutions offerings. Across all forms of digital connectivity, the U.S. is generating record annual increases in data consumption, which we expect to drive continued demand for communications infrastructure. We believe we are well positioned to benefit from these positive trends and are also actively developing initiatives that prioritize customer service, revenue generation, capital discipline, and operational excellence. As part of our previously announced plans to enhance returns by improving profitability and capital efficiency in our Fiber segment, we completed discussions with our customers in the fourth quarter and jointly identified approximately 7,000 greenfield small cell nodes in our contracted backlog that we mutually agreed to cancel. These agreed upon cancellations increase the overall return of our remaining contracted backlog of approximately 40,000 nodes and improve our capital efficiency going forward. These changes to our operating plan and capital expenditure profile are consistent with our previously provided expectations and position us to increase the value of our fiber and small cell assets, while we remain focused on the ongoing Fiber segment strategic review.”

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News Release continued:	Page 2
RESULTS FOR THE QUARTER
The table below sets forth select financial results for the quarters ended September 30, 2024 and September 30, 2023.

(dollars in millions, except per share amounts)	Q3 2024	Q3 2023	Change	% Change
Site rental revenues	$1,593	$1,577	$16	1%
Net income (loss)	$303	$265	$38	14%
Net income (loss) per share—diluted	$0.70	$0.61	$0.09	15%
Adjusted EBITDA(a)	$1,075	$1,047	$28	3%
AFFO(a)	$801	$767	$34	4%
AFFO per share(a)	$1.84	$1.77	$0.07	4%
(a)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.

HIGHLIGHTS FROM THE QUARTER
•Site rental revenues. Site rental revenues grew 1%, or $16 million, from third quarter 2023 to third quarter 2024, inclusive of $65 million in Organic Contribution to Site Rental Billings, a $19 million decrease in amortization of prepaid rent, and a $30 million decrease in straight-lined revenues. The $65 million in Organic Contribution to Site Rental Billings benefited from $15 million of previously disclosed small cell non-recurring revenues primarily related to early termination payments, partially offset by a $4 million unfavorable impact on fiber solutions due to adjustments related to prior period revenues and a $6 million unfavorable impact on fiber solutions from the absence of Sprint Cancellation payments that occurred in the third quarter of 2023.
•Net income. Net income for the third quarter 2024 was $303 million compared to $265 million for the third quarter 2023, and included $48 million of charges incurred in the quarter related to the restructuring plan announced in June 2024.
•Adjusted EBITDA. Third quarter 2024 Adjusted EBITDA was $1.1 billion compared to $1.0 billion for the third quarter 2023. The increase in the quarter was primarily a result of the higher contribution from site rental revenues and lower costs related to the reduction in staffing levels and office closures announced in June 2024, partially offset by $6 million of advisory fees primarily related to the recent proxy contest.
•AFFO and AFFO per share. Third quarter 2024 AFFO was $801 million, or $1.84 per share, representing an increase from the third quarter 2023 of 4%.
•Capital expenditures. Capital expenditures during the quarter were $297 million, comprised of $274 million of discretionary capital expenditures and $23 million of sustaining capital expenditures. Discretionary capital expenditures included approximately $239 million attributable to Fiber and $30 million attributable to Towers.
•Common stock dividend. During the quarter, Crown Castle paid common stock dividends of approximately $681 million in the aggregate, or $1.565 per common share, unchanged on a per share basis compared to the same period a year ago.
•Financing activity. In August 2024, Crown Castle issued $1.25 billion in aggregate principal amount of senior unsecured notes in a combination of 5-year and 10-year maturities with a weighted average maturity and coupon of approximately 8 years and 5.1%, respectively. Net proceeds from the senior notes offering were used to repay outstanding indebtedness under Crown Castle's commercial paper program and pay related fees and expenses.

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“Since announcing a change in our operational strategy in June, we have continued to deliver results in line with expectations,” said Dan Schlanger, Crown Castle’s Chief Financial Officer. “The third quarter was highlighted by 5.2% consolidated organic growth, excluding the impact of Sprint cancellations, as demand remained strong for our tower, small cell, and fiber solutions offerings. Complementing the progress we made implementing our revised operational strategy, we took steps in the third quarter to strengthen our balance sheet. In August, we issued $1.25 billion of long-term fixed rate debt at a weighted average rate of 5.1%, allowing us to end the quarter with more than 90% fixed rate debt, a weighted average debt maturity of 7 years, limited maturities through 2025, and approximately $5.7 billion of liquidity under our revolving credit facility. We believe the increased flexibility around capital expenditures created by our revised operational strategy combined with our strong balance sheet and liquidity profile position us to take advantage of the opportunities being created by the increasing demand for connectivity in the U.S.”
OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the SEC.
The following table sets forth Crown Castle's current full year 2024 Outlook, which has been updated to reflect the impact of the mutual cancellation of approximately 7,000 small cell nodes as discussed above. These cancellations are expected to result in a $125 to $150 million asset write-down charge in the fourth quarter, reducing full year 2024 Outlook for net income by $138 million at the midpoint.

(in millions, except per share amounts)	Full Year 2024(a)			Changes to Midpoint from Previous Outlook(b)
Site rental billings(c)	$5,740	to	$5,780	$0
Amortization of prepaid rent	$392	to	$417	$0
Straight-lined revenues	$162	to	$187	$0
Site rental revenues	$6,317	to	$6,362	$0
Site rental costs of operations(d)	$1,686	to	$1,731	$0
Services and other gross margin	$65	to	$95	$0
Net income (loss)	$975	to	$1,065	($138)
Net income (loss) per share—diluted	$2.24	to	$2.45	($0.32)
Adjusted EBITDA(e)	$4,143	to	$4,193	$0
Depreciation, amortization and accretion	$1,680	to	$1,775	$0
Interest expense and amortization of deferred financing costs, net(f)	$926	to	$971	$0
FFO(e)	$2,863	to	$2,893	$0
AFFO(e)	$3,005	to	$3,055	$0
AFFO per share(e)	$6.91	to	$7.02	$0.00
Towers Segment discretionary capital expenditures(e)	$180	to	$180	$0
Fiber Segment discretionary capital expenditures(e)	$1,050	to	$1,150	$0
(a)As issued on October 16, 2024.
(b)As issued on July 17, 2024.
(c)See "Non-GAAP Measures and Other Information" for our definition of site rental billings.
(d)Exclusive of depreciation, amortization and accretion.
(e)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis, and for definition of discretionary capital expenditures.
(f)See "Non-GAAP Measures and Other Information" for the reconciliation of "Outlook for Components of Interest Expense."

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News Release continued:	Page 4
•The chart below reconciles the components contributing to expected 2024 growth in site rental revenues. Full year consolidated site rental billings growth, excluding the impact of Sprint Cancellations, is expected to be 5%, inclusive of 4.5% from towers, 15% from small cells, and 2% from fiber solutions.
•Core leasing activity for full year 2024 is expected to contribute $305 million to $335 million, consisting of $105 million to $115 million from towers (compared to $126 million in full year 2023), $65 million to $75 million from small cells (compared to $28 million in full year 2023), and $135 million to $145 million from fiber solutions (compared to $120 million in full year 2023).
•The expected 2024 small cell core leasing activity of $70 million at the midpoint includes $22 million of higher-than-expected non-recurring revenues primarily related to early termination payments which occurred in the third quarter. Excluding the impact of Sprint Cancellations and the increase in non-recurring revenues, small cell organic growth is expected to be 10% in 2024.
•The chart below reconciles the components contributing to the year over year change to 2024 AFFO.
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•The expected increase in full year 2024 expenses includes approximately $30 million of advisory fees primarily related to the recent proxy contest, which is expected to be more than offset by an approximately $65 million decrease in costs related to the reduction in staffing levels and office closures announced in June 2024.
•The full year 2024 Outlook for discretionary capital expenditures is $1.2 billion to $1.3 billion, including approximately $1.1 billion in the Fiber segment and $180 million in the Towers segment, and prepaid rent additions are expected to be approximately $355 million in 2024, including $275 million from Fiber and $80 million from Towers.
Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of our website.
CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Wednesday, October 16, 2024, at 5:00 p.m. Eastern time to discuss its third quarter 2024 results. A listen only live audio webcast of the conference call, along with supplemental materials for the call, can be accessed on the Crown Castle website at https://investor.crowncastle.com. Participants may join the conference call by dialing 833-816-1115 (Toll Free) or 412-317-0694 (International) at least 30 minutes prior to the start time. All dial-in participants should ask to join the Crown Castle call.
A replay of the webcast will be available on the Investor page of Crown Castle's website until end of day, Thursday, October 16, 2025.
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
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Non-GAAP Measures and Other Information
This press release includes presentations of Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, Funds from Operations ("FFO"), including per share amounts, Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, and Net Debt, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies, including other companies in the communications infrastructure sector or other real estate investment trusts ("REITs").
In addition to the non-GAAP financial measures used herein, we also provide segment site rental gross margin, segment services and other gross margin and segment operating profit, which are key measures used by management to evaluate our operating segments. These segment measures are provided pursuant to GAAP requirements related to segment reporting. In addition, we provide the components of certain GAAP measures, such as site rental revenues and capital expenditures.
Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:
•Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the communications infrastructure sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion, which can vary depending upon accounting methods and the book value of assets. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance.
•AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock (in periods where applicable)) and (2) sustaining capital expenditures, and excludes the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations or rent free periods, the revenues or expenses are recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. Management notes that Crown Castle uses AFFO only as a performance measure. AFFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations or as residual cash flow available for discretionary investment.
•FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily real estate depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.
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•Organic Contribution to Site Rental Billings (also referred to as organic growth) is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses Organic Contribution to Site Rental Billings to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, core leasing activities and tenant non-renewals in our core business, as well as to forecast future results. Separately, we are also disclosing Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations (including by line of business), which is outside of ordinary course, to provide further insight into our results of operations and underlying trends. Management believes that identifying the impact for Sprint Cancellations provides increased transparency and comparability across periods. Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations) is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.
•Net Debt is useful to investors or other interested parties in evaluating our overall debt position and future debt capacity. Management uses Net Debt in assessing our leverage. Net Debt is not meant as an alternative measure of debt and should be considered only as a supplement in understanding and assessing our leverage.
Non-GAAP Financial Measures
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, net, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, net (income) loss from discontinued operations, (gain) loss on sale of discontinued operations, cumulative effect of a change in accounting principle and stock-based compensation expense, net.
AFFO. We define AFFO as FFO before straight-lined revenues, straight-lined expenses, stock-based compensation expense, net, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, acquisition and integration costs, restructuring charges (credits), net (income) loss from discontinued operations, (gain) loss on sale of discontinued operations, cumulative effect of a change in accounting principle and adjustments for noncontrolling interests, less sustaining capital expenditures.
AFFO per share. We define AFFO per share as AFFO divided by diluted weighted-average common shares outstanding.
FFO. We define FFO as net income (loss) plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends (in periods where applicable), and is a measure of funds from operations attributable to common stockholders.
FFO per share. We define FFO per share as FFO divided by diluted weighted-average common shares outstanding.
Organic Contribution to Site Rental Billings. We define Organic Contribution to Site Rental Billings (also referred to as organic growth) as the sum of the change in site rental revenues related to core leasing activity, escalators and payments for Sprint Cancellations, less non-renewals of tenant contracts and non-renewals associated with Sprint Cancellations. Additionally, Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations reflects Organic Contribution to Site Rental Billings less payments for Sprint Cancellations, plus non-renewals associated with Sprint Cancellations (including by line of business).
Net Debt. We define Net Debt as (1) debt and other long-term obligations and (2) current maturities of debt and other obligations, excluding unamortized adjustments, net; less cash and cash equivalents and restricted cash and cash equivalents.
Segment Measures
Segment site rental gross margin. We define segment site rental gross margin as segment site rental revenues less segment site rental costs of operations, excluding stock-based compensation expense, net and amortization of prepaid lease purchase price adjustments recorded in consolidated site rental costs of operations.
Segment services and other gross margin. We define segment services and other gross margin as segment services and other revenues less segment services and other costs of operations, excluding stock-based compensation expense, net recorded in consolidated services and other costs of operations.
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Segment operating profit. We define segment operating profit as segment site rental gross margin plus segment services and other gross margin, less segment selling, general and administrative expenses.
All of these measurements of profit or loss are exclusive of depreciation, amortization and accretion, which are shown separately. Additionally, certain costs are shared across segments and are reflected in our segment measures through allocations that management believes to be reasonable.
Other Definitions
Site rental billings. We define site rental billings as site rental revenues exclusive of the impacts from (1) straight-lined revenues, (2) amortization of prepaid rent in accordance with GAAP and (3) contribution from recent acquisitions until the one-year anniversary of such acquisitions.
Core leasing activity. We define core leasing activity as site rental revenues growth from tenant additions across our entire portfolio and renewals or extensions of tenant contracts, exclusive of (1) the impacts from both straight-lined revenues and amortization of prepaid rent in accordance with GAAP and (2) payments for Sprint Cancellations, where applicable.
Non-renewals. We define non-renewals of tenant contracts as the reduction in site rental revenues as a result of tenant churn, terminations and, in limited circumstances, reductions of existing lease rates, exclusive of non-renewals associated with Sprint Cancellations, where applicable.
Discretionary capital expenditures. We define discretionary capital expenditures as those capital expenditures made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. They primarily consist of expansion or development of communications infrastructure (including capital expenditures related to (1) enhancing communications infrastructure in order to add new tenants for the first time or support subsequent tenant equipment augmentations or (2) modifying the structure of a communications infrastructure asset to accommodate additional tenants) and construction of new communications infrastructure. Discretionary capital expenditures also include purchases of land interests (which primarily relates to land assets under towers as we seek to manage our interests in the land beneath our towers), certain technology-related investments necessary to support and scale future customer demand for our communications infrastructure, and other capital projects.
Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures not otherwise categorized as discretionary capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our tenants' ongoing quiet enjoyment of the communications infrastructure and (2) ordinary corporate capital expenditures.
Sprint Cancellations. We define Sprint Cancellations as lease cancellations related to the previously disclosed T-Mobile US, Inc. and Sprint network consolidation as described in our press release dated April 19, 2023.
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Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
(in millions; totals may not sum due to rounding)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023	December 31, 2023
Net income (loss)	$303	$265	$865	$1,139	$1,502
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	15	8	24	30	33
Acquisition and integration costs	—	—	—	1	1
Depreciation, amortization and accretion	432	439	1,301	1,315	1,754
Restructuring charges(a)	48	72	104	72	85
Amortization of prepaid lease purchase price adjustments	4	4	12	12	16
Interest expense and amortization of deferred financing costs, net(b)	236	217	692	627	850
Interest income	(6)	(3)	(14)	(10)	(15)
Other (income) expense	6	—	5	4	6
(Benefit) provision for income taxes	5	7	19	21	26
Stock-based compensation expense, net	30	36	108	126	157
Adjusted EBITDA(c)(d)	$1,075	$1,047	$3,117	$3,339	$4,415
Reconciliation of Current Outlook for Adjusted EBITDA:

	Full Year 2024
(in millions; totals may not sum due to rounding)	Outlook(f)
Net income (loss)	$975	to	$1,065
Adjustments to increase (decrease) net income (loss):
Asset write-down charges(g)	$167	to	$202
Acquisition and integration costs	$0	to	$6
Depreciation, amortization and accretion	$1,680	to	$1,775
Restructuring charges(a)	$100	to	$130
Amortization of prepaid lease purchase price adjustments	$15	to	$17
Interest expense and amortization of deferred financing costs, net(e)	$926	to	$971
(Gains) losses on retirement of long-term obligations	—	to	—
Interest income	$(12)	to	$(11)
Other (income) expense	$0	to	$9
(Benefit) provision for income taxes	$20	to	$28
Stock-based compensation expense, net	$142	to	$146
Adjusted EBITDA(c)(d)	$4,143	to	$4,193
(a)Represents restructuring charges recorded for the periods presented related to (1) the Company's restructuring plan announced in July 2023, as further discussed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 ("2023 Restructuring Plan"), and (2) the Company's restructuring plan announced in June 2024, as further discussed in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 ("2024 Restructuring Plan"), as applicable for the respective period. For the three-month period ended September 30, 2024, there were ($3) million of adjustments related to the July 2023 Restructuring Plan and $51 million of restructuring charges related to the June 2024 Restructuring Plan. For the nine-month period ended September 30, 2024, there were $10 million and $94 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively.
(b)See the reconciliation of "Components of Interest Expense" for a discussion of non-cash interest expense.
(c)See discussion and our definition of Adjusted EBITDA in this "Non-GAAP Measures and Other Information."
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)See the reconciliation of "Outlook for Components of Interest Expense" for a discussion of non-cash interest expense.
(f)As issued on October 16, 2024.
(g)Change in current full year 2024 Outlook for asset write-down charges are related to the impact of cancellations of small cell nodes, as further discussed above.
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Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
(in millions; totals may not sum due to rounding)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023	December 31, 2023
Net income (loss)	$303	$265	$865	$1,139	$1,502
Real estate related depreciation, amortization and accretion	419	425	1,259	1,266	1,692
Asset write-down charges	15	8	24	30	33
FFO(a)(b)	$737	$698	$2,148	$2,435	$3,227
Weighted-average common shares outstanding—diluted	436	434	435	434	434

FFO (from above)	$737	$698	$2,148	$2,435	$3,227
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(29)	(59)	(145)	(222)	(274)
Straight-lined expenses	16	18	49	56	73
Stock-based compensation expense, net	30	36	108	126	157
Non-cash portion of tax provision	1	4	6	8	8
Non-real estate related depreciation, amortization and accretion	13	14	42	49	62
Amortization of non-cash interest expense	2	3	9	11	14
Other (income) expense	6	—	5	4	6
Acquisition and integration costs	—	—	—	1	1
Restructuring charges(c)	48	72	104	72	85
Sustaining capital expenditures	(23)	(21)	(72)	(54)	(83)
AFFO(a)(b)	$801	$767	$2,255	$2,487	$3,277
Weighted-average common shares outstanding—diluted	436	434	435	434	434
(a)See discussion and our definitions of FFO and AFFO in this "Non-GAAP Measures and Other Information."
(b)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(c)Represents restructuring charges recorded for the periods presented related to the 2023 Restructuring Plan and the 2024 Restructuring Plan, as applicable, for the respective period. For the three-month period ended September 30, 2024, there were ($3) million of adjustments related to the July 2023 Restructuring Plan and $51 million of restructuring charges related to the June 2024 Restructuring Plan. For the nine-month period ended September 30, 2024, there were $10 million and $94 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively.

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Reconciliation of Historical FFO and AFFO per share:

	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
(in millions, except per share amounts; totals may not sum due to rounding)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023	December 31, 2023
Net income (loss)	$0.70	$0.61	$1.99	$2.62	$3.46
Real estate related depreciation, amortization and accretion	0.96	0.98	2.89	2.92	3.90
Asset write-down charges	0.03	0.02	0.06	0.07	0.08
FFO(a)(b)	$1.69	$1.61	$4.94	$5.61	$7.43
Weighted-average common shares outstanding—diluted	436	434	435	434	434

FFO (from above)	$1.69	$1.61	$4.94	$5.61	$7.43
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(0.07)	(0.14)	(0.33)	(0.51)	(0.63)
Straight-lined expenses	0.04	0.04	0.11	0.13	0.17
Stock-based compensation expense, net	0.07	0.08	0.25	0.29	0.36
Non-cash portion of tax provision	—	0.01	0.01	0.02	0.02
Non-real estate related depreciation, amortization and accretion	0.03	0.03	0.10	0.11	0.14
Amortization of non-cash interest expense	—	0.01	0.02	0.03	0.03
Other (income) expense	0.01	—	0.01	0.01	0.01
Acquisition and integration costs	—	—	—	—	—
Restructuring charges(c)	0.11	0.17	0.24	0.17	0.20
Sustaining capital expenditures	(0.05)	(0.05)	(0.17)	(0.12)	(0.19)
AFFO(a)(b)	$1.84	$1.77	$5.18	$5.73	$7.55
Weighted-average common shares outstanding—diluted	436	434	435	434	434
(a)See discussion and our definitions of FFO and AFFO, including per share amounts, in this "Non-GAAP Measures and Other Information."
(b)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(c)Represents restructuring charges recorded for the periods presented related to the 2023 Restructuring Plan and the 2024 Restructuring Plan, as applicable, for the respective period. For the three-month period ended September 30, 2024, there were ($3) million of adjustments related to the July 2023 Restructuring Plan and $51 million of restructuring charges related to the June 2024 Restructuring Plan. For the nine-month period ended September 30, 2024, there were $10 million and $94 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively.
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News Release continued:	Page 12

Reconciliation of Current Outlook for FFO and AFFO:

	Full Year 2024			Full Year 2024
(in millions, except per share amounts; totals may not sum due to rounding)	Outlook(a)			Outlook per share(a)
Net income (loss)	$975	to	$1,065	$2.24	to	$2.45
Real estate related depreciation, amortization and accretion	$1,634	to	$1,714	$3.76	to	$3.94
Asset write-down charges(e)	$167	to	$202	$0.38	to	$0.46
FFO(b)(c)	$2,863	to	$2,893	$6.58	to	$6.65
Weighted-average common shares outstanding—diluted	435			435

FFO (from above)	$2,863	to	$2,893	$6.58	to	$6.65
Adjustments to increase (decrease) FFO:
Straight-lined revenues	$(187)	to	$(162)	$(0.43)	to	$(0.37)
Straight-lined expenses	$55	to	$75	$0.13	to	$0.17
Stock-based compensation expense, net	$142	to	$146	$0.33	to	$0.34
Non-cash portion of tax provision	$2	to	$17	$0.00	to	$0.04
Non-real estate related depreciation, amortization and accretion	$46	to	$61	$0.11	to	$0.14
Amortization of non-cash interest expense	$9	to	$19	$0.02	to	$0.04
Other (income) expense	$0	to	$9	$0.00	to	$0.02
(Gains) losses on retirement of long-term obligations	—	to	—	—	to	—
Acquisition and integration costs	$0	to	$6	$0.00	to	$0.01
Restructuring charges(d)	$100	to	$130	$0.23	to	$0.30
Sustaining capital expenditures	$(85)	to	$(65)	$(0.20)	to	$(0.15)
AFFO(b)(c)	$3,005	to	$3,055	$6.91	to	$7.02
Weighted-average common shares outstanding—diluted	435			435

(a)As issued on October 16, 2024.
(b)See discussion and our definitions of FFO and AFFO, including per share amounts, in this "Non-GAAP Measures and Other Information."
(c)The above reconciliation excludes line items included in our definition which are not applicable for the period shown.
(d)Represents restructuring charges related to the 2023 Restructuring Plan and the 2024 Restructuring Plan.
(e)Change in current full year 2024 Outlook for asset write-down charges are related to the impact of cancellations of small cell nodes, as further discussed above.
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News Release continued:	Page 13
For Comparative Purposes - Reconciliation of Previous Outlook for Adjusted EBITDA:

	Previously Issued
(in millions; totals may not sum due to rounding)	Full Year 2024 Outlook(a)
Net income (loss)	$1,125	to	$1,190
Adjustments to increase (decrease) income (loss) from continuing operations:
Asset write-down charges	$42	to	$52
Acquisition and integration costs	$0	to	$6
Depreciation, amortization and accretion	$1,680	to	$1,775
Restructuring charges(b)	$100	to	$130
Amortization of prepaid lease purchase price adjustments	$15	to	$17
Interest expense and amortization of deferred financing costs, net(c)	$926	to	$971
(Gains) losses on retirement of long-term obligations	—	to	—
Interest income	$(12)	to	$(11)
Other (income) expense	$0	to	$9
(Benefit) provision for income taxes	$20	to	$28
Stock-based compensation expense, net	$142	to	$146
Adjusted EBITDA(d)(e)	$4,143	to	$4,193
For Comparative Purposes - Reconciliation of Previous Outlook for FFO and AFFO:

	Previously Issued			Previously Issued
(in millions, except per share amounts; totals may not sum due to rounding)	Full Year 2024 Outlook(a)			Full Year 2024 Outlook per share(a)
Net income (loss)	$1,125	to	$1,190	$2.59	to	$2.74
Real estate related depreciation, amortization and accretion	$1,634	to	$1,714	$3.76	to	$3.94
Asset write-down charges	$42	to	$52	$0.10	to	$0.12
FFO(d)(e)	$2,863	to	$2,893	$6.58	to	$6.65
Weighted-average common shares outstanding—diluted	435			435

FFO (from above)	$2,863	to	$2,893	$6.58	to	$6.65
Adjustments to increase (decrease) FFO:
Straight-lined revenues	$(187)	to	$(162)	$(0.43)	to	$(0.37)
Straight-lined expenses	$55	to	$75	$0.13	to	$0.17
Stock-based compensation expense, net	$142	to	$146	$0.33	to	$0.34
Non-cash portion of tax provision	$2	to	$17	$0.00	to	$0.04
Non-real estate related depreciation, amortization and accretion	$46	to	$61	$0.11	to	$0.14
Amortization of non-cash interest expense	$9	to	$19	$0.02	to	$0.04
Other (income) expense	$0	to	$9	$0.00	to	$0.02
(Gains) losses on retirement of long-term obligations	—	to	—	—	to	—
Acquisition and integration costs	$0	to	$6	$0.00	to	$0.01
Restructuring charges(b)	$100	to	$130	$0.23	to	$0.30
Sustaining capital expenditures	$(85)	to	$(65)	$(0.20)	to	$(0.15)
AFFO(d)(e)	$3,005	to	$3,055	$6.91	to	$7.02
Weighted-average common shares outstanding—diluted	435			435
(a)As issued on July 17, 2024.
(b)Represents restructuring charges recorded related to the 2023 Restructuring Plan and the 2024 Restructuring Plan.
(c)See the reconciliation of "Outlook for Components of Interest Expense" for a discussion of non-cash interest expense.
(d)See discussion of and our definition of Adjusted EBITDA, FFO and AFFO, including per share amounts in this "Non-GAAP Measures and Other Information."
(e)The above reconciliation excludes line items included in our definition which are not applicable for the period shown.

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News Release continued:	Page 14
Components of Changes in Site Rental Revenues for the Quarters Ended September 30, 2024 and 2023:

	Three Months Ended September 30,
(dollars in millions; totals may not sum due to rounding)	2024	2023
Components of changes in site rental revenues:
Prior year site rental billings excluding payments for Sprint Cancellations(a)	$1,386	$1,339
Prior year payments for Sprint Cancellations(a)(b)	6	—
Prior year site rental billings(a)	1,392	1,339

Core leasing activity(a)	85	66
Escalators	25	24
Non-renewals(a)	(38)	(37)
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(a)	72	53
Payments for Sprint Cancellations(a)(b)	(5)	6
Non-renewals associated with Sprint Cancellations(a)(b)	(1)	(6)
Organic Contribution to Site Rental Billings(a)	65	53
Straight-lined revenues	29	58
Amortization of prepaid rent	107	126
Acquisitions(c)	—	1
Total site rental revenues	$1,593	$1,577

Year-over-year changes in revenues:
Site rental revenues as a percentage of prior year site rental revenues	1.0%	0.6%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings excluding payments for Sprint Cancellations(a)	5.2%	4.0%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(a)	4.7%	3.9%
(a)See our definitions of site rental billings, core leasing activity, non-renewals, Sprint Cancellations, Organic Contribution to Site Rental Billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(b)In the third quarter 2023, we received $6 million of payments for Sprint Cancellations that related to fiber solutions. These payments are non-recurring and therefore reduce full year 2024 Organic Contribution to Site Rental Billings by the same amount. Additionally, during the third quarter 2023, there were $5 million and $2 million of non-renewals associated with Sprint Cancellations that related to small cells and fiber solutions, respectively.
(c)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.

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News Release continued:	Page 15
Towers Segment Components of Changes in Site Rental Revenues for the Quarters Ended September 30, 2024 and 2023:

	Three Months Ended September 30,
(dollars in millions; totals may not sum due to rounding)	2024	2023
Components of changes in site rental revenues:
Prior year site rental billings(a)	$956	$915

Core leasing activity(a)	26	25
Escalators	23	22
Non-renewals(a)	(8)	(7)
Organic Contribution to Site Rental Billings(a)	41	40
Straight-lined revenues	28	57
Amortization of prepaid rent	39	61
Acquisitions(b)	—	1
Other	—	—
Total site rental revenues	$1,063	$1,074

Year-over-year changes in revenues:
Site rental revenues as a percentage of prior year site rental revenues	(1.0)%	(0.9)%
Changes in revenues as a percentage of prior year site rental billings:
Organic Contribution to Site Rental Billings(a)	4.3%	4.4%
(a)See our definitions of site rental billings, core leasing activity, non-renewals, Sprint Cancellations, Organic Contribution to Site Rental Billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(b)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.

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News Release continued:	Page 16
Fiber Segment Components of Changes in Site Rental Revenues by Line of Business for the Quarters Ended September 30, 2024 and 2023:

Small Cells	Three Months Ended September 30,
(dollars in millions; totals may not sum due to rounding)	2024	2023
Components of changes in site rental revenues:
Prior year site rental billings excluding payments for Sprint Cancellations(a)	$113	$109
Prior year payments for Sprint Cancellations(a)	—	—
Prior year site rental billings(a)	113	109

Core leasing activity(a)	28	8
Escalators	2	2
Non-renewals(a)	(2)	(1)
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(a)	28	8
Payments for Sprint Cancellations(a)	—	—
Non-renewals associated with Sprint Cancellations(a)(b)	(1)	(5)
Organic Contribution to Site Rental Billings(a)	28	3
Straight-lined revenues	(2)	(1)
Amortization of prepaid rent	51	45
Acquisitions(c)	—	—
Total site rental revenues	$190	$157

Year-over-year changes in revenues:
Site rental revenues as a percentage of prior year site rental revenues	21.0%	1.9%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings excluding payments for Sprint Cancellations(a)	25.0%	7.3%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(a)	24.5%	3.1%
(a)See our definitions of site rental billings, core leasing activity, non-renewals, Sprint Cancellations, Organic Contribution to Site Rental Billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(b)In third quarter 2023, there were $5 million of non-renewals associated with Sprint Cancellations that related to small cells.
(c)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.

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News Release continued:	Page 17
Fiber Segment Components of Changes in Site Rental Revenues by Line of Business for the Quarters Ended September 30, 2024 and 2023:

Fiber Solutions	Three Months Ended September 30,
(dollars in millions; totals may not sum due to rounding)	2024	2023
Components of changes in site rental revenues:
Prior year site rental billings excluding payments for Sprint Cancellations(a)	$318	$315
Prior year payments for Sprint Cancellations(a)(b)	6	—
Prior year site rental billings(a)	324	315

Core leasing activity(a)	31	34
Escalators	—	—
Non-renewals(a)	(29)	(29)
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(a)	2	5
Payments for Sprint Cancellations(a)(b)	(5)	6
Non-renewals associated with Sprint Cancellations(a)(b)	(1)	(2)
Organic Contribution to Site Rental Billings(a)	(4)	9
Straight-lined revenues	3	2
Amortization of prepaid rent	17	20
Acquisitions(c)	—	—
Total site rental revenues	$340	$346

Year-over-year changes in revenues:
Site rental revenues as a percentage of prior year site rental revenues	(1.7)%	4.8%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings excluding payments for Sprint Cancellations(a)	0.7%	1.5%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(a)	(1.1)%	2.8%

Outlook for Components Changes in Site Rental Revenues by Line of Business

	Full Year 2024 Outlook(d)
	Towers			Fiber Segment
(in millions)				Small Cells			Fiber Solutions
Core leasing activity (a)	$105	to	$115	$65	to	$75	$135	to	$145
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings excluding payments for Sprint Cancellations(a)(e)(f)	4.5%			15%			2%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(a)(e)	4.5%			(8)			(4)

(a)See our definitions of site rental billings, core leasing activity, non-renewals, Sprint Cancellations, Organic Contribution to Site Rental Billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(b)In the third quarter 2023, we received $6 million of payments for Sprint Cancellations that related to fiber solutions. These payments are non-recurring and therefore reduce full year 2024 Organic Contribution to Site Rental Billings by the same amount. In the third quarter 2023, there were $2 million of non-renewals associated with Sprint Cancellations that related to fiber solutions.
(c)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.
(d)As issued on October 16, 2024 and unchanged from previous outlook issued on July 17, 2024.
(e)Calculated based on midpoint of full year 2024 Outlook.
(f)In full year 2023, we received $104 million and $66 million of payments for Sprint Cancellations that related to small cells and fiber solutions, respectively. These payments are non-recurring and therefore reduce full year 2024 Organic Contribution to Site Rental Billings by the same amount.

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News Release continued:	Page 18
Components of Changes in Site Rental Revenues for Full Year 2024 Outlook:

(dollars in millions; totals may not sum due to rounding)	Full Year 2024 Outlook(a)
Components of changes in site rental revenues:
Prior year site rental billings excluding payments for Sprint Cancellations(b)	$5,505
Prior year payments for Sprint Cancellations(b)(c)	$170
Prior year site rental billings(b)	$5,675

Core leasing activity(b)	$305	to	$335
Escalators	$95	to	$105
Non-renewals(b)	$(165)	to	$(145)
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(b)	$245	to	$285
Payments for Sprint Cancellations(b)(c)	$(170)	to	$(160)
Non-renewals associated with Sprint Cancellations(b)(c)	$(10)	to	$(10)
Organic Contribution to Site Rental Billings(b)	$70	to	$110
Straight-lined revenues	$162	to	$187
Amortization of prepaid rent	$392	to	$417
Acquisitions(d)	—
Total site rental revenues	$6,317	to	$6,362

Year-over-year changes in revenues:(e)
Site rental revenues as a percentage of prior year site rental revenues	(3.0)%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings excluding payments for Sprint Cancellations(b)	4.8%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(b)	1.6%
(a)As issued on October 16, 2024 and unchanged from previous outlook issued on July 17, 2024.
(b)See our definitions of site rental billings, core leasing activity, non-renewals, Sprint Cancellations, Organic Contribution to Site Rental Billings, and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(c)In 2023, we received $104 million and $66 million of payments for Sprint Cancellations that related to small cells and fiber solutions, respectively, and $14 million and $7 million of non-renewals associated with Sprint Cancellations that related to small cells and fiber solutions, respectively. These payments are non-recurring and therefore reduce full year 2024 Organic Contribution to Site Rental Billings by the same amount.
(d)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.
(e)Calculated based on midpoint of full year 2024 Outlook, where applicable.

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News Release continued:	Page 19
Components of Capital Expenditures:(a)

	For the Three Months Ended
	September 30, 2024				September 30, 2023
(in millions)	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary capital expenditures:
Communications infrastructure improvements and other capital projects	$16	$239	$5	$260	$34	$273	$5	$312
Purchases of land interests	14	—	—	14	13	—	—	13
Sustaining capital expenditures	2	18	3	23	2	14	6	22
Total capital expenditures	$32	$257	$8	$297	$49	$287	$11	$347

	For the Nine Months Ended
	September 30, 2024				September 30, 2023
(in millions)	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary capital expenditures:
Communications infrastructure improvements and other capital projects	$51	$769	$16	$836	$101	$843	$17	$961
Purchases of land interests	38	—	—	38	51	—	—	51
Sustaining capital expenditures	7	50	15	72	8	29	18	55
Total capital expenditures	$96	$819	$31	$946	$160	$872	$35	$1,067
Outlook for Discretionary Capital Expenditures Less Prepaid Rent Additions:(d)

(in millions)	Full Year 2023	Full Year 2024 Outlook(b)
Discretionary capital expenditures	$1,341	$1,230	to	$1,330
Less: Prepaid rent additions(c)	$348	~$355
Discretionary capital expenditures less prepaid rent additions	$993	$875	to	$975
Components of Interest Expense:

	For the Three Months Ended
(in millions)	September 30, 2024	September 30, 2023
Interest expense on debt obligations	$234	$213
Amortization of deferred financing costs and adjustments on long-term debt	8	8
Capitalized interest	(6)	(4)
Interest expense and amortization of deferred financing costs, net	$236	$217
Outlook for Components of Interest Expense:

(in millions)	Full Year 2024 Outlook(b)
Interest expense on debt obligations	$915	to	$955
Amortization of deferred financing costs and adjustments on long-term debt	$20	to	$30
Capitalized interest	$(17)	to	$(7)
Interest expense and amortization of deferred financing costs, net	$926	to	$971

(a)See our definitions of discretionary capital expenditures and sustaining capital expenditures in this "Non-GAAP Measures and Other Information."
(b)As issued on October 16, 2024 and unchanged from previous outlook issued on July 17, 2024.
(c)Reflects up-front consideration from long-term tenant contracts (commonly referred to as prepaid rent) that are amortized and recognized as revenue over the associated estimated lease term in accordance with GAAP.
(d)Excludes sustaining capital expenditures. See "Non-GAAP Measures and Other Information" for our definitions of discretionary capital expenditures and sustaining capital expenditures.

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News Release continued:	Page 20

Debt Balances and Maturity Dates as of September 30, 2024:

(in millions)	Face Value(a)	Final Maturity
Cash and cash equivalents and restricted cash and cash equivalents	$371

Senior Secured Notes, Series 2009-1, Class A-2(b)	34	Aug. 2029
Senior Secured Tower Revenue Notes, Series 2015-2(c)	700	May 2045
Senior Secured Tower Revenue Notes, Series 2018-2(c)	750	July 2048
Installment purchase liabilities and finance leases(d)	301	Various
Total secured debt	$1,785
2016 Revolver(e)	—	July 2027
2016 Term Loan A(f)	1,132	July 2027
Commercial Paper Notes(g)	1,312	Various
1.350% Senior Notes	500	July 2025
4.450% Senior Notes	900	Feb. 2026
3.700% Senior Notes	750	June 2026
1.050% Senior Notes	1,000	July 2026
2.900% Senior Notes	750	Mar. 2027
4.000% Senior Notes	500	Mar. 2027
3.650% Senior Notes	1,000	Sept. 2027
5.000% Senior Notes	1,000	Jan. 2028
3.800% Senior Notes	1,000	Feb. 2028
4.800% Senior Notes	600	Sept. 2028
4.300% Senior Notes	600	Feb. 2029
5.600% Senior Notes	750	June 2029
4.900% Senior Notes	550	Sept. 2029
3.100% Senior Notes	550	Nov. 2029
3.300% Senior Notes	750	July 2030
2.250% Senior Notes	1,100	Jan. 2031
2.100% Senior Notes	1,000	Apr. 2031
2.500% Senior Notes	750	July 2031
5.100% Senior Notes	750	May 2033
5.800% Senior Notes	750	Mar. 2034
5.200% Senior Notes	700	Sept. 2034
2.900% Senior Notes	1,250	Apr. 2041
4.750% Senior Notes	350	May 2047
5.200% Senior Notes	400	Feb. 2049
4.000% Senior Notes	350	Nov. 2049
4.150% Senior Notes	500	July 2050
3.250% Senior Notes	900	Jan. 2051
Total unsecured debt	$22,444
Net Debt(h)	$23,858
(a)Net of required principal amortizations.
(b)The Senior Secured Notes, 2009-1, Class A-2 principal amortizes over a period ending in August 2029.
(c)If the respective series of Tower Revenue Notes are not paid in full on or prior to an applicable anticipated repayment date, then the Excess Cash Flow (as defined in the indenture) of the issuers of such notes will be used to repay principal of the applicable series, and additional interest (of an additional approximately 5% per annum) will accrue on the respective series. The Senior Secured Tower Revenue Notes, 2015-2 and 2018-2 have anticipated repayment dates in 2025 and 2028, respectively. Notes are prepayable at par if voluntarily repaid within eighteen months of maturity; earlier prepayment may require additional consideration.
(d)As of September 30, 2024, reflects $30 million in finance lease obligations (primarily related to vehicles).
(e)As of September 30, 2024, the undrawn availability under the $7.0 billion 2016 Revolver was $7.0 billion. The Company pays a commitment fee on the undrawn available amount, which as of September 30, 2024 ranged from 0.080% to 0.300%, based on the Company's senior unsecured debt rating, per annum.
(f)The 2016 Term Loan A principal amortizes over a period ending in July 2027.
(g)As of September 30, 2024, the Company had $0.7 billion available for issuance under its $2.0 billion unsecured commercial paper program. The maturities of the Commercial Paper Notes, when outstanding, may vary but may not exceed 397 days from the date of issue.
(h)See further information on, and our definition and calculation of, Net Debt in this "Non-GAAP Measures and Other Information."
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News Release continued:	Page 21
Cautionary Language Regarding Forward-Looking Statements
This news release contains forward-looking statements and information that are based on our management's current expectations as of the date of this news release. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as "estimate," "see," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," "continue," "target," "focus," and any variations of these words and similar expressions are intended to identify forward-looking statements. Such statements include our full year 2024 Outlook and plans, projections, expectations and estimates regarding (1) the value of our business model and strategy, the performance of our business and the demand for our communications infrastructure, (2) revenue growth and its driving factors, (3) net income (loss) (including on a per share basis), (4) AFFO (including on a per share basis) and its components and growth, (5) Adjusted EBITDA and its components and growth, (6) Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations) and its components and growth, (7) site rental revenues and its components and growth, (8) interest expense, (9) the impact of Sprint Cancellations on our operating and financial results, (10) services contribution,(11) discretionary capital expenditures, (12) prepaid rent additions and amortization, (13) core leasing activity, (14) increase in our expenses, including its driving factors, (15) Fiber segment strategic review and the potential impacts and benefits therefrom, (16) changes to our operating plans and capital expenditure profile for the Fiber segment and the impacts and potential benefits therefrom (including with respect to the value of our assets), (17) operating cost reductions, including cost savings and other resulting benefits, (18) payment of advisory fees, including timing, and the impact on our results, (19) the trends impacting our business and the potential benefits derived therefrom, (20) small cell node cancellations and the impacts thereof and (21) our ability to capitalize on potential opportunities created by increasing data demand. All future dividends are subject to declaration by our board of directors.
Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and the following:
•Our business depends on the demand for our communications infrastructure (including towers, small cells and fiber), driven primarily by demand for data, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of network investment by our tenants may materially and adversely affect our business (including reducing demand for our communications infrastructure or services).
•A substantial portion of our revenues is derived from a small number of tenants, and the loss, consolidation or financial instability of any of such tenants may materially decrease revenues, reduce demand for our communications infrastructure and services and impact our dividend per share growth.
•The expansion or development of our business, including through acquisitions, increased product offerings or other strategic opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.
•Our Fiber segment has expanded, and the Fiber business model contains certain differences from our Towers business model, resulting in different operational risks. If we do not successfully operate our Fiber business model or identify or manage the related operational risks, such operations may produce results that are lower than anticipated.
•Our review of potential strategic alternatives may not result in an executed or consummated transaction or other strategic alternative, and the process of reviewing strategic alternatives or the outcome could adversely affect our business. There is no guarantee that any transaction resulting from the strategic review will ultimately benefit our shareholders.
•Failure to timely, efficiently and safely execute on our construction projects could adversely affect our business.
•New technologies may reduce demand for our communications infrastructure or negatively impact our revenues.
•If we fail to retain rights to our communications infrastructure, including the rights to land under our towers and the right-of-way and other agreements related to our small cells and fiber, our business may be adversely affected.
•Our services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•If radio frequency emissions from wireless handsets or equipment on our communications infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.
•Cybersecurity breaches or other information technology disruptions could adversely affect our operations, business, and reputation.
•Our business may be adversely impacted by climate-related events, natural disasters, including wildfires, and other unforeseen events.
•As a result of competition in our industry, we may find it more difficult to negotiate favorable rates on our new or renewing tenant contracts.
•New wireless technologies may not deploy or be adopted by tenants as rapidly or in the manner projected.
•Our focus on and disclosure of our Environmental, Social and Governance position, metrics, strategy, goals and initiatives expose us to potential litigation and other adverse effects to our business.
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•Failure to attract, recruit and retain qualified and experienced employees could adversely affect our business, operations and costs.
•Changes to management, including turnover of our top executives, could have an adverse effect on our business.
•Actions that we are taking to restructure our business in alignment with our strategic priorities may not be as effective as anticipated.
•Actions of activist stockholders could impact the pursuit of our business strategies and adversely affect our results of operations, financial condition, or stock price.
•Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.
•We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets, possibly on unfavorable terms, to meet our debt payment obligations.
•Sales or issuances of a substantial number of shares of our common stock or securities convertible into shares of our common stock may adversely affect the market price of our common stock.
•Certain provisions of our restated certificate of incorporation amended and restated by-laws and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.
•If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.
•Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.
•Remaining qualified to be taxed as a Real Estate Investment Trust ("REIT") involves highly technical and complex provisions of the Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, thereby increasing our tax obligations and reducing our available cash.
•Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.
•REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.
As used in this release, the term "including," and any variation thereof, means "including without limitation."

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CROWN CASTLE INC. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in millions, except par values)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$194	$105
Restricted cash and cash equivalents	172	171
Receivables, net	413	481
Prepaid expenses	144	103
Deferred site rental receivables	158	116
Other current assets	43	56
Total current assets	1,124	1,032
Deferred site rental receivables	2,340	2,239
Property and equipment, net	15,643	15,666
Operating lease right-of-use assets	5,843	6,187
Goodwill	10,085	10,085
Other intangible assets, net	2,878	3,179
Other assets, net	130	139
Total assets	$38,043	$38,527

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$200	$252
Accrued interest	164	219
Deferred revenues	483	605
Other accrued liabilities	338	342
Current maturities of debt and other obligations	611	835
Current portion of operating lease liabilities	301	332
Total current liabilities	2,097	2,585
Debt and other long-term obligations	23,452	22,086
Operating lease liabilities	5,272	5,561
Other long-term liabilities	1,926	1,914
Total liabilities	32,747	32,146
Commitments and contingencies
Stockholders' equity:
Common stock, 0.01 par value; 1,200 shares authorized; shares issued and outstanding: September 30, 2024—435 and December 31, 2023—434	4	4
Additional paid-in capital	18,371	18,270
Accumulated other comprehensive income (loss)	(5)	(4)
Dividends/distributions in excess of earnings	(13,074)	(11,889)
Total equity	5,296	6,381
Total liabilities and equity	$38,043	$38,527
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CROWN CASTLE INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (Amounts in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net revenues:
Site rental	$1,593	$1,577	$4,761	$4,929
Services and other	59	90	158	378
Net revenues	1,652	1,667	4,919	5,307
Operating expenses:
Costs of operations:(a)
Site rental	430	420	1,292	1,259
Services and other	30	66	91	268
Selling, general and administrative	153	176	540	581
Asset write-down charges	15	8	24	30
Acquisition and integration costs	—	—	—	1
Depreciation, amortization and accretion	432	439	1,301	1,315
Restructuring charges	48	72	104	72
Total operating expenses	1,108	1,181	3,352	3,526
Operating income (loss)	544	486	1,567	1,781
Interest expense and amortization of deferred financing costs, net	(236)	(217)	(692)	(627)
Interest income	6	3	14	10
Other income (expense)	(6)	—	(5)	(4)
Income (loss) before income taxes	308	272	884	1,160
Benefit (provision) for income taxes	(5)	(7)	(19)	(21)
Net income (loss)	$303	$265	$865	$1,139

Net income (loss), per common share:
Basic	$0.70	$0.61	$1.99	$2.63
Diluted	$0.70	$0.61	$1.99	$2.63
Weighted-average common shares outstanding:
Basic	435	434	434	434
Diluted	436	434	435	434
(a)Exclusive of depreciation, amortization and accretion shown separately.

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CROWN CASTLE INC. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In millions of dollars)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$865	$1,139
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	1,301	1,315
Amortization of deferred financing costs and other non-cash interest	24	22
Stock-based compensation expense, net	108	126
Asset write-down charges	24	30
Deferred income tax (benefit) provision	5	1
Other non-cash adjustments, net	20	10
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(195)	(220)
Decrease (increase) in assets	(86)	(165)
Net cash provided by (used for) operating activities	2,066	2,258
Cash flows from investing activities:
Capital expenditures	(946)	(1,067)
Payments for acquisitions, net of cash acquired	(8)	(93)
Other investing activities, net	7	5
Net cash provided by (used for) investing activities	(947)	(1,155)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,244	2,347
Principal payments on debt and other long-term obligations	(71)	(58)
Purchases and redemptions of long-term debt	(750)	(750)
Borrowings under revolving credit facility	—	2,943
Payments under revolving credit facility	(670)	(4,088)
Net borrowings (repayments) under commercial paper program	1,312	561
Payments for financing costs	(12)	(23)
Purchases of common stock	(32)	(29)
Dividends/distributions paid on common stock	(2,049)	(2,044)
Net cash provided by (used for) financing activities	(1,028)	(1,141)
Net increase (decrease) in cash and cash equivalents and restricted cash	91	(38)
Effect of exchange rate changes on cash	(1)	—
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	281	327
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$371	$289
Supplemental disclosure of cash flow information:
Interest paid	739	654
Income taxes paid (refunded)	13	13
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CROWN CASTLE INC. SEGMENT OPERATING RESULTS (UNAUDITED) (In millions of dollars)

SEGMENT OPERATING RESULTS
	Three Months Ended September 30, 2024				Three Months Ended September 30, 2023
	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Segment site rental revenues	$1,063	$530		$1,593	$1,074	$503		$1,577
Segment services and other revenues	54	5		59	86	4		90
Segment revenues	1,117	535		1,652	1,160	507		1,667
Segment site rental costs of operations	240	182		422	236	175		411
Segment services and other costs of operations	25	3		28	61	3		64
Segment costs of operations(a)(b)	265	185		450	297	178		475
Segment site rental gross margin(c)	823	348		1,171	838	328		1,166
Segment services and other gross margin(c)	29	2		31	25	1		26
Segment selling, general and administrative expenses(b)	19	40		59	24	48		72
Segment operating profit(c)	833	310		1,143	839	281		1,120
Other selling, general and administrative expenses(b)			$70	70			$75	75
Stock-based compensation expense, net			30	30			36	36
Depreciation, amortization and accretion			432	432			439	439
Restructuring charges(d)			48	48			72	72
Interest expense and amortization of deferred financing costs, net			236	236			217	217
Other (income) expenses to reconcile to income (loss) before income taxes(e)			19	19			9	9
Income (loss) before income taxes				$308				$272
(a)Exclusive of depreciation, amortization and accretion shown separately.
(b)Segment costs of operations exclude (1) stock-based compensation expense, net of $6 million and $7 million for the three months ended September 30, 2024 and 2023, respectively and (2) prepaid lease purchase price adjustments of $4 million for each of the three months ended September 30, 2024 and 2023. Segment selling, general and administrative expenses and other selling, general and administrative expenses exclude stock-based compensation expense, net of $24 million and $29 million for the three months ended September 30, 2024 and 2023, respectively.
(c)See "Non-GAAP Measures and Other Information" for a discussion and our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.
(d)Represents restructuring adjustments and charges recorded for the periods presented related to the 2023 Restructuring Plan and the 2024 Restructuring Plan, as applicable for the respective period. For the three-month period ended September 30, 2024, there were ($3) million of adjustments related to the July 2023 Restructuring Plan and $51 million of restructuring charges related to the June 2024 Restructuring Plan. For the three-month period ended September 30, 2023, there were $72 million of restructuring charges related to the June 2023 Restructuring Plan.
(e)See condensed consolidated statement of operations for further information.
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SEGMENT OPERATING RESULTS
	Nine Months Ended September 30, 2024				Nine Months Ended September 30, 2023
	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Segment site rental revenues	$3,196	$1,565		$4,761	$3,234	$1,695		$4,929
Segment services and other revenues	143	15		158	356	22		378
Segment revenues	3,339	1,580		4,919	3,590	1,717		5,307
Segment site rental costs of operations	723	542		1,265	714	518		1,232
Segment services and other costs of operations	76	10		86	252	8		260
Segment costs of operations(a)(b)	799	552		1,351	966	526		1,492
Segment site rental gross margin(c)	2,473	1,023		3,496	2,520	1,177		3,697
Segment services and other gross margin(c)	67	5		72	104	14		118
Segment selling, general and administrative expenses(b)	56	137		193	84	148		232
Segment operating profit(c)	2,484	891		3,375	2,540	1,043		3,583
Other selling, general and administrative expenses(b)			$259	259			$246	246
Stock-based compensation expense, net			108	108			126	126
Depreciation, amortization and accretion			1,301	1,301			1,315	1,315
Restructuring charges(d)			104	104			72	72
Interest expense and amortization of deferred financing costs, net			692	692			627	627
Other (income) expenses to reconcile to income (loss) before income taxes(e)			27	27			37	37
Income (loss) before income taxes				$884				$1,160
(a)Exclusive of depreciation, amortization and accretion shown separately.
(b)Segment costs of operations exclude (1) stock-based compensation expense, net of $20 million and $23 million for the nine months ended September 30, 2024 and 2023, respectively, and (2) prepaid lease purchase price adjustments of $12 million for each of the nine-months ended September 30, 2024 and 2023. Segment selling, general and administrative expenses and other selling, general and administrative expenses exclude stock-based compensation expense, net of $88 million and $103 million for the nine-months ended September 30, 2024 and 2023.
(c)See "Non-GAAP Measures and Other Information" for a discussion and our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.
(d)Represents restructuring charges recorded for the periods presented related to the 2023 Restructuring Plan and the 2024 Restructuring Plan, as applicable, for the respective period. For the nine-month period ended September 30, 2024, there were $10 million and $94 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively. For the nine-month period ended September 30, 2023, there were $72 million of restructuring charges related to the June 2023 Restructuring Plan.
(e)See condensed consolidated statement of operations for further information.
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